THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
BOK FINANCIAL CORPORATION*PO BOX 2300*BANK OF OKLAHOMA TOWER*TULSA OK 74192

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1. Votes MUST be indicated (x) in black or blue ink.

1. ELECTION OF DIRECTORS
   _____ FOR all nominees listed below
   _____ WITHHOLD AUTHORITY to vote for all nominees listed below
   _____ EXCEPTIONS

NOMINEES:  Gregory S. Allen, C. Fred Ball, Jr., Sharon J. Bell, Peter C. Boylan,
     III, Chester Cadieux, III, Joseph E. Cappy, Paula Marhsall-Chapman, William
     F. Durrett, Robert G. Greer, David F. Griffin, V. Burns Hargis, E. Carey Joullian, IV, George B. Kaiser, Judith Z. Kishner, David L. Kyle, Robert J. LaFortune, Stanley A. Lybarger, Steven J. Malcolm, Steven E. Moore, James
     A. Robinson, L. Francis Rooney, III, Kathryn L. Taylor

     *EXCEPTIONS ____________________________________________________________

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Date      Share Owner sign here


--------- -----------------------------------

Date      Co-Owner sign here


--------- -----------------------------------






Please sign exactly as name appears hereon. When shares are held by tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

________ To change your address, please mark this box.